UNITED STATES
SECURITIES and EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of report (Date of earliest event reported)               November 20, 2007

FLUSHING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

000-24272
(Commission File Number)

DELAWARE
(State or other jurisdiction of incorporation)

11-3209278
(I.R.S. Employer Identification Number)

1979 MARCUS AVENUE, SUITE E140, LAKE SUCCESS, NEW YORK 11042
(Address of principal executive offices)

(718) 961-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( )       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( )       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( )       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
            (17 CFR 240.14d-2(b))

( )       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
            (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
                        Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2007, the boards of directors of Flushing Financial Corporation (the "Company") and its wholly owned subsidiary, Flushing Savings Bank, FSB (the "Bank"), approved a one-year extension of the existing consulting agreement with Gerard P. Tully, Sr., which agreement was scheduled to expire in the current month. Pursuant to the agreement, all other terms of which remain unchanged, Mr. Tully, in his capacity as Chairman, consults with and advises the officers of the Bank and the Company and their respective boards concerning certain business and financial affairs of the Bank and the Company. The consulting agreement terminates in the event Mr. Tully ceases to be Chairman, in which case he would be paid all compensation due to him at the time of termination, including his full monthly fee for the month in which the termination occurred without regard to the day of the month on which it occurred. In the event Mr. Tully ceases to be Chairman within three months following a "Change in Control" (as defined in the 1996 Restricted Stock Incentive Plan of Flushing Financial Corporation), he would be paid in one lump sum the amount of the aggregate fees that he would have earned if he had continued to serve until the end of the then current term of the agreement. During 2006, Mr. Tully received fees of approximately $160,000 pursuant to the consulting agreement.

Item 9.01(d).    Exhibits

10.1. Amendment to the Agreement, dated November 21, 2007.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUSHING FINANCIAL CORPORATION

Date: November 21, 2007	By:	/s/ David W. Fry
David W. Fry
	Title:	Executive Vice President, Treasurer
and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
10.1	Amendment to the Agreement,
dated November 21, 2007.